Exhibit 99.2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Financial Statements and Supplemental Schedule

December 31, 2015 and 2014

(With Report of Independent Registered Public Accounting Firm Thereon)

PUERTO RICO SAVINGS & INVESTMENT PLAN

Table of Contents

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	2

Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2015 and 2014	3

Notes to Financial Statements	4–12

Supplemental Schedule – Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015	13

Note:	Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee

Puerto Rico Savings & Investment Plan:

We have audited the accompanying statements of net assets available for benefits of Puerto Rico Saving & Investment Plan (the Plan) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

The supplemental information in the accompanying schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s 2015 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015 is fairly stated in all material respects in relation to the 2015 financial statements as a whole.

/s/ KPMG LLP
Greensboro, North Carolina
June 23, 2016

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Net Assets Available for Benefits

December 31, 2015 and 2014

	2015	2014
Assets:
Investments, at fair value:
Mutual funds	$2,917,109	$3,885,167
Common/collective trust fund	1,197,761	1,505,661
RAI Common Stock Fund	2,691,501	936,422

Total investments	6,806,371	6,327,250

Cash	21	11

Receivables:
Employer contribution	7,777	10,703
Dividends receivable	21,174	8,025
Notes receivable from participants	160,396	151,719

Total receivables	189,347	170,447

Total assets	6,995,739	6,497,708

Liabilities:
Accrued administrative expenses	—	37,495

Net assets available for benefits	$6,995,739	$6,460,213

See accompanying notes to financial statements.

2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2015 and 2014

	2015	2014
Additions:
Investment income:
Net appreciation in fair value of investments	$551,229	$291,634
Interest and dividend income	189,986	179,512

Total investment income	741,215	471,146

Interest income on notes receivable from participants	5,296	5,960

Contributions:
Employer contributions	344,603	299,126
Participant contributions	247,768	249,028

Total contributions	592,371	548,154

Total additions	1,338,882	1,025,260

Deductions:
Benefits paid to participants	770,077	521,830
Administrative expenses	33,279	102,818

Total deductions	803,356	624,648

Net increase in net assets available for benefits	535,526	400,612

Net assets available for benefits at beginning of year	6,460,213	6,059,601

Net assets available for benefits at end of year	$6,995,739	$6,460,213

See accompanying notes to financial statements.

3

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(1)	Plan Description

The following brief description of Puerto Rico Savings & Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and non-regular employees, as defined in the Plan document, of R.J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. Operations of the Company ceased in Puerto Rico on December 31, 2015. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee and Fidelity Employer Services Company, LLC, referred to as Fidelity Investments, serves as the recordkeeper for the Plan.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Each year, eligible employees, as defined in the Plan document, may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contribution. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of basic contributions made by participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the Company or participating subsidiaries make Retirement Enhancement Contributions to accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006, and, effective October 1, 2015, the Company or participating subsidiaries may make qualified non-elective contributions as described in the Plan document. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

4

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(d)	Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone or a secure internet website; provided, that the Committee acted on May 11, 2016, to prohibit future transfers of participants’ assets into the RAI common stock fund in the Plan.

(f)	Notes Receivable from Participants

Prior to January 1, 2016, participants could borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Loan terms could not be for more than five years, except for the purchase of a primary residence, which could not exceed fifteen years. The loans were secured by the balance in the participant’s account and bore interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest were paid ratably through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment. Effective December 31, 2015, the Plan was amended to prohibit new loans.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy. Prior to December 31, 2015, actively-employed participants were allowed to take hardship withdrawals and loans from their account balances in the Plan.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, and general plan recordkeeping fees may be paid by the Plan and allocated to participant accounts. In 2015, the Company elected to pay a portion of the administrative expenses. Administrative expenses paid by the Company for the year ended December 31, 2015 was $19,777.

5

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2015 and 2014, forfeitures were not used. At December 31, 2015 and 2014, forfeited non-vested accounts totaled $1,769 and $2,876, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

In May 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which exempts investments measured using the net asset value (NAV) practical expedient in ASC 820, Fair Value Measurement, from categorization within the fair value hierarchy. The guidance requires retrospective application and is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted. Management elected to early adopt the provisions of the new standard.

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I eliminates the requirements to measure the fair value of fully benefit-responsive investment contracts and provide certain disclosures. Contract value is the only required measure for fully-benefit responsive investment contracts. Part II eliminates the requirements to disclose individual investments that represent 5 percent or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. Part II also simplifies the level of disaggregation of investments that are measured using fair value. Plans will continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Part III is not applicable to the Plan. The ASU is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. Parts I and II are to be applied retrospectively. Management has elected to adopt Parts I and II early.

Prior year comparative amounts have been adjusted to conform to the requirements of ASU 2015-07 and 2015-12.

6

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(b)	Investment Valuation and Income Recognition

Investments are reported at fair value. See note 4 for discussion of fair value measurement.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments purchased and sold as well as held during the year.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

(e)	Risks and Uncertainties

The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements and schedule.

(f)	Payment of Benefits

Benefits are recorded when paid.

(3)	Related Party Transactions

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. RAI Common Stock Fund dividends for the years ended December 31, 2015 and 2014 were $57,875 and $15,906, respectively. The RAI common stock shares held in the fund as of December 31, 2015 and 2014 were 58,309 valued at $46.15 per share and 14,563 valued at $64.27 per share, respectively. RAI’s board of directors approved a two-for-one stock split of RAI’s common stock, which was issued on August 31, 2015, to shareholders of record on August 17, 2015.

7

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(4)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1: Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

8

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2015 and 2014:

	Assets at fair value as of December 31, 2015
	12/31/2015	Level 1	Level 2	Level 3
Mutual funds	$2,917,109	$2,917,109	$—	$—

RAI Common Stock Fund:
RAI Common Stock	2,690,961	2,690,961	—	—
Fidelity Money Market Fund	540	540	—	—

Total RAI Common Stock Fund	2,691,501	2,691,501	—	—

Investments measured at net asset value¹	1,197,761	—	—	—

Total investments at fair value	$6,806,371	$5,608,610	$—	$—

¹	In accordance with Subtopic 820-10, certain investments that were measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarcy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of net assets available for benefits.

	Assets at fair value as of December 31, 2014
	12/31/2014	Level 1	Level 2	Level 3
Mutual funds	$3,885,167	$3,885,167	$—	$—

RAI Common Stock Fund:
RAI Common Stock	935,934	935,934	—	—
Fidelity Money Market Fund	488	488	—	—

Total RAI Common Stuck Fund	936,422	936,422	—	—

Investments measured at net asset value¹	1,505,661	—	—	—

Total investments at fair value	$6,327,250	$4,821,589	$—	$—

¹	In accordance with Subtopic 820-10, certain investments that were measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarcy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of net assets available for benefits.

9

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

Following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds are valued based on the quoted market prices of shares held by the Plan at year end.

Investments in the RAI Common Stock Fund consist of shares of Reynolds American Inc. common stock and monies held in a Fidelity money market fund both of which are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. When participants exchange into or out of this stock fund, the transaction is processed on a real-time basis. Trades in the real-time trading environment settle in three business days. Other purchase and sale requests, such as contributions or distributions, are aggregated and typically sent to market on the following business day. These transactions, which may take multiple days to complete, are valued based on the volume-weighted average trade price.

Stable value collective trust fund is composed primarily of fully benefit-responsive investment contracts that are valued at the net asset value of units of the collective trust. The net asset value, referred to as NAV, is used as a practical expedient to estimate fair value. This practical expedient would not be used if it is determined to be probable that the fund will sell the investment for an amount different from the reported NAV. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a redemption, the issuer reserves the right to require 12 months’ notification in order to ensure that securities liquidations will be carried out in an orderly manner.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For the years ended December 31, 2015 and 2014, there were no transfers of assets between levels within the fair value hierarchy described above.

(5)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated August 25, 2015. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1081.01 of the Puerto Rico Internal Revenue Code of 2011, referred to as the PR Code. The Plan is required to operate in conformity with the PR Code to maintain its qualified status. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the PR Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

10

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Puerto Rico Treasury Department. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012. In May 2016, RAI was notified by the Internal Revenue Service that an examination of the 2014 Plan year is scheduled for July 2016.

(6)	Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.

11

PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2015 and 2014

(7)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2015	2014
Net assets available for benefits per the financial statements	$6,995,739	$6,460,213
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	46,220

Net assets available for benefits per the Form 5500	$6,995,739	$6,506,433

The following is a reconciliation of investment income per the financial statements to the Form 5500:

	2015	2014
Total investment income per the financial statements	$741,215	$471,146
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(46,220)	2,511

Total investment income per the Form 5500	$694,995	$473,657

(8)	Subsequent Events

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

12

PUERTO RICO SAVINGS & INVESTMENT PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2015

Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Number of shares or units	Cost	Current value
Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	74,088	**	$1,321,736
Vanguard LifeStrategy Growth Fund	Mutual Fund	7,263	**	197,992
Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	12,839	**	296,057
Vanguard Total International Stock Index Fund	Mutual Fund	14,239	**	206,329
Vanguard Total Stock Market Index Fund	Mutual Fund	19,478	**	894,995
Vanguard Retirement Savings Trust	Common/Collective Trust Fund	1,197,761	**	1,197,761
* RAI Common Stock Fund-RAI Common Stock	Equity	58,309	**	2,690,961
* RAI Common Stock Fund-Fidelity Money Market Fund	Money Market Fund	540	**	540

Total investments				6,806,371

* Banco Popular de Puerto Rico Time Deposit Open Account		—	—	21
* Notes Receivable from Participants	Participant loans, 22 loans with interest rate at 4.25% and maturity dates ranging from January 6, 2016 to December 4, 2020.	—	—	160,396

Total assets				$6,966,788

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.

See accompanying independent auditors’ report.

13